                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          FRANCISCO ACQUISITION CORP.

                                    "BUYER"

                              FRESH AMERICA CORP.

                                    "ISSUER"

                      FRANCISCO DISTRIBUTING COMPANY, LLC

                                 THE "COMPANY"

                                      AND

                            THE OWNERS NAMED HEREIN

                                    "OWNERS"


                                FEBRUARY 2, 1998

                               TABLE OF CONTENTS


                                                                                                          PAGE
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

ARTICLE I  PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.1     Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5     Contingent Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         2.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2     Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OWNERS . . . . . . . . . . . . . . . . 9

         3.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.3     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.4     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.5     Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.6     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.7     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.8     Condition and Sufficiency of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.9     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.10    Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12


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
         3.11    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.12    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.13    Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.16    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.18    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.19    Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.20    Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.21    Members and Creditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.22    Subsidiaries and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.23    Principal Customers and Suppliers; Competing Interests . . . . . . . . . . . . . . . . . 19
         3.24    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         3.26    No Misrepresentations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         3.27    Construction of Certain Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER AND ISSUER  . . . . . . . . . . . . . . . . . . . . . 22

         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         4.3     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         4.4     Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         4.5     SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         4.6     No Misrepresentations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE V  COVENANTS OF THE COMPANY AND THE OWNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

         5.1     Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 24

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
         5.2     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.3     Repair and Casualty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.4     Warn Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.5     Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         5.7     Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         5.8     Guaranty of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         5.9     Information for Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         5.10    Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VI  COVENANTS OF BUYER AND ISSUER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

         6.1     Conduct of Business After Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.2     Year End Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.3     Issuance of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.4     Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.5     Payment of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VII  MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

         7.1     Fulfillment of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         7.2     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         7.3     Transaction Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         7.4     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         7.5     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VIII  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

         8.1     Conditions to Obligations of Buyer and Issuer  . . . . . . . . . . . . . . . . . . . . . 30
         8.2     Conditions to Obligations of the Company and the Owners  . . . . . . . . . . . . . . . . 31

ARTICLE IX   SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

         9.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . 33
         9.2     Indemnification of Buyer and Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.3     Indemnification of the Company and the Owners  . . . . . . . . . . . . . . . . . . . . . 34
         9.4     Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         9.5     Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         9.6     Exclusivity of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE X    NONCOMPETITION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

         10.1    Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         10.2    Agreement and Acknowledgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         10.3    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE XI   AGREEMENT TO REGISTER THE SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

         11.1    Exemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.2    Investment Intent and Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.3    Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.4    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.5    Orderly Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         11.6    Cooperation and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         11.7    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE XII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

         12.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         12.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

         12.3    Attorneys' Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         12.4    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         12.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         12.6    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         12.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         12.8    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         12.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         12.10   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

Exhibits:

A   - Form of Employment Agreement for Jack Cancellieri
B   - Form of Employment Agreement for Fernando Vargas
C   - Form of Legal Opinion for the Company's and the Owners' Counsel
D   - Form of Legal Opinion for Buyer's and Issuer's Counsel

Schedules:

1.1       -  Asset Listing
1.2       -  Excluded Assets
1.3(a)    -  Assumed Agreements
1.3(c)    -  Assumed Liabilities
3.4       -  Permitted Liens
3.5       -  Leased Real Estate
3.8       -  Condition of Assets
3.9       -  Potential Violations
3.11      -  Exceptions to Financial Statements
3.12      -  Disclosed Liabilities
3.13      -  Material Changes
3.15      -  Litigation
3.17      -  Environmental Matters
3.18      -  Permits
3.19(a)   -  Material Agreements
3.19(d)   -  Material Agreement Consents
3.20      -  Registered Intellectual Property
3.21      -  Members and Creditors
3.22      -  Subsidiaries and Investments
3.23(a)   -  Principal Customers and Suppliers
3.23(b)   -  Competing Interests

3.24      -  Employees
3.25(a)   -  Employee Benefit Plans
3.25(c)   -  Employee Pension Benefit Plans
3.25(d)   -  Contributions to Multiemployer Plan
3.25(e)   -  Vesting under Employee Benefit Plans
7.3       -  Transfer Taxes
7.4       -  Purchase Price Allocation

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into to be effective as of February 2, 1998, by and among Francisco Acquisition Corp., a Texas corporation ("Buyer"), Fresh America Corp., a Texas corporation and parent corporation of Buyer ("Issuer"), Francisco Distributing Company, LLC, a California limited liability company (the "Company"), Jack Cancellieri ("Cancellieri"), a member of the Company, F.J.V., Inc., a California corporation and member of the Company ("F.J.V."), and Fernando Vargas, the President and sole shareholder of F.J.V. ("Vargas"). Cancellieri, F.J.V. and Vargas are individually and collectively referred to herein as the "Owners."

                             PRELIMINARY STATEMENTS

         The Company is engaged in the business of selling, distributing or otherwise transporting fresh produce primarily in Southern California and Arizona.

         The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, substantially all of the Company's assets on the terms and conditions set forth in this Agreement.

         The Owners, by their direct and indirect ownership of the Company, will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer and Issuer have requested that the Owners enter into this Agreement as a condition to Buyer's and Issuer's execution hereof.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

                                   ARTICLE I

                               PURCHASE AND SALE

         1.1 Agreement to Purchase and Sell. At the closing of the transactions contemplated by this Agreement (the "Closing"), the Company agrees to sell, transfer, assign and deliver to Buyer the Assets, and Buyer agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. As used herein the "Assets" mean all assets and properties of the Company, of every kind, nature and description, whether tangible or intangible, real or personal, contingent or otherwise, including without limitation, all accounts receivable, inventory, equipment, rolling stock, real property, fixtures, furnishings, systems, goodwill, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses, permits, customer, prospect and marketing lists, routes, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, patents, patent applications, patent licenses, trademarks and trade names (including all rights to the name "Francisco Distributing Company, LLC"), copyrights, drawings and designs owned by the Company or acquired by the Company after the date hereof and prior to the Closing, but will exclude the Excluded Assets (as defined in Section 1.2). Set forth in Schedule 1.1 is a complete list (including the street address, where applicable) of each asset of the Company with a book value or fair market value greater than $10,000.

         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Assets will exclude all of the Company's cash, cash equivalents and marketable securities, the minute books, the seal and membership interest records of the Company and the notes, produce prepayments and other assets of the Company specifically identified on Schedule 1.2 (collectively, the "Excluded Assets").

         1.3 Assumed Liabilities. It is understood and agreed that neither Buyer nor Issuer will assume any direct or indirect debts, obligations or liabilities of the Company or the Owners of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for the following specifically identified Liabilities (collectively, the "Assumed Liabilities"): (a) obligations of the

Company to be performed in the ordinary course of business accruing after the Closing under the agreements to be assumed by Buyer and identified on Schedule 1.3(a) (the "Assumed Agreements"); (b) trade payables and accrued expenses incurred by the Company in the ordinary course of business prior to the Closing; and (c) the Liabilities owing to National Bank of Southern California specifically identified on Schedule 1.3(c). All other Liabilities of the Company will be retained by the Company and discharged in full by the Company out of the Excluded Assets or out of the purchase price for the Assets. For purposes of this Agreement, ordinary course obligations under the Assumed Agreements do not include any Liabilities under an agreement resulting from or relating to any breach or default (or event that with notice or lapse of time would constitute a breach or default) by the Company or any of the Owners under such agreement.

         1.4 Purchase Price. The aggregate consideration to be paid to the Company for the Assets (the "Purchase Price") will be (a) a cash payment made at the Closing of $5,575,000 (the "Cash Payment"); (b) a number of shares of the common stock of Issuer, $.01 par value (the "Common Stock"), with an aggregate value of $5,500,000, valued at the Average Trading Price (as defined below) per share; (c) certain contingent payments as described in Section 1.5 (the "Contingent Payments"); and (d) the assumption of the Assumed Liabilities. No fractional shares of Common Stock will be issued to the Company, and in lieu thereof, all fractional shares will be increased to the next higher whole number of shares. As used herein, "Average Trading Price" means the per share average closing price of the Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately prior to two business days before the Closing; provided, however, the Average Trading Price will not be less than $18 and will not be more than $22.

         1.5     Contingent Payments.

                 (a) The Contingent Payments will be determined from Pretax Prebonus Earnings (as defined in Section 1.5(d)) for Buyer's 1998 and 1999 fiscal years, as follows: (i) if Pretax Prebonus Earnings for Buyer's 1998 fiscal year are greater than $691,000, $3.10 per $1.00 of Pretax Prebonus Earnings in excess of $691,000 will be paid to the Company, but such

Contingent Payment pursuant to this clause (i) will not exceed $2,957,400; (ii) if Pretax Prebonus Earnings for Buyer's 1998 fiscal year are greater than $1,645,000, $4.00 per $1.00 of Pretax Prebonus Earnings in excess of $1,645,000 will be paid to the Company, but such Contingent Payment pursuant to this clause (ii) will not exceed $5,020,000; (iii) if Pretax Prebonus Earnings for Buyer's 1999 fiscal year are greater than $816,000, $2.40 per $1.00 of Pretax Prebonus Earnings in excess of $816,000 will be paid to the Company, but such Contingent Payment pursuant to this clause (iii) will not exceed $3,568,800; and (iv) if Pretax Prebonus Earnings for Buyer's 1999 fiscal year are greater than $2,303,000, $1.90 per $1.00 of Pretax Prebonus Earnings in excess of $2,303,000 will be paid to the Company, but such Contingent Payment pursuant to this clause (iv) will not exceed $5,016,000. Notwithstanding the foregoing and regardless of the amount, if any, of Pretax Prebonus Earnings, but subject to
Section 1.5(c), the Contingent Payment for Buyer's 1998 fiscal year will not be less than $1,000,000, and the Contingent Payment for Buyer's 1999 fiscal year will not be less than $1,500,000.

                 (b) The Contingent Payments will be payable in cash, Common Stock or a combination thereof as provided in Section 1.5(e). The $1,000,000 minimum Contingent Payment (subject to Section 1.5(c)) for Buyer's 1998 fiscal year will be due and payable on the first business day of the 1999 fiscal year and any additional Contingent Payment for Buyer's 1998 fiscal year will be due and payable in a single installment on March 31, 1999. The $1,500,000 minimum Contingent Payment for Buyer's 1999 fiscal year will be due and payable on the first business day of the 2000 fiscal year and any additional Contingent Payment for Buyer's 1999 fiscal year will be due and payable in a single installment on March 31, 2000.

                 (c) If the aggregate net book value of the Assets less the aggregate amount of the Assumed Liabilities, as determined from the audited balance sheet of the Company as of December 31, 1997 prepared by Buyer after the Closing (the "Year End Balance Sheet"), is less than $2,000,000, the Purchase Price will be reduced by an amount equal to such difference by deducting such difference from the Contingent Payment for Buyer's 1998 fiscal year.

                 (d) As used herein, "Pretax Prebonus Earnings" means, for any fiscal year of Buyer, an amount equal to the sum of (i) the net income of Buyer for such fiscal year; plus (ii) federal, state and local income taxes deducted in arriving at such net income; plus (iii) employee bonus expenses deducted in arriving at such net income. In determining Pretax Prebonus Earnings, (x) corporate overhead expenses charged by Issuer to Buyer will not exceed $75,000 for any fiscal year; (y) goodwill associated with the purchase of the Assets will be amortized over a 15 year period; and (z) amortizable capitalized costs incurred by Buyer in the start up of its operation of the business previously conducted by the Company, including, without limitation, the costs related to the transactions contemplated hereby, will not exceed $200,000. Pretax Prebonus Earnings for Buyer's 1998 fiscal year will be calculated by annualizing the Pretax Prebonus Earnings for the period from the Closing to the last day of such fiscal year. Pretax Prebonus Earnings will be determined in accordance with generally accepted accounting principles consistently applied.

                 (e) At least three business days prior to the scheduled payment date of any Contingent Payment, Issuer will elect whether to convert on the scheduled payment date up to fifty percent of such payment amount into shares of Common Stock at the Conversion Price (as defined below), and after such election, the Company will elect at least two business days prior to such scheduled payment date whether to convert on the scheduled payment date up to fifty percent of such payment amount into shares of Common Stock at the Conversion Price. No fractional shares will be issued upon conversion of any Contingent Payment. In lieu of fractional shares, all fractional shares will be increased to the next higher whole number of shares. Any portion of a Contingent Payment not converted into shares of Common Stock will be due and payable in cash on the scheduled payment date. As used herein, the Conversion Price means the average per share closing price of the Common Stock on the Nasdaq Stock Market (or on the principal national stock exchange on which the Common Stock is then listed) for the ten trading days immediately preceding the last day of Buyer's 1998 of 1999 (as applicable) fiscal year end.

                 (f) If in the event of any merger or consolidation of Issuer in which Issuer is not the survivor, any sale of all or substantially all of Issuer's assets or any other similar reorganization of Issuer (a "Reorganization"), the Common Stock outstanding at the time of the Reorganization is converted into publicly traded common stock, the term "Common Stock" as used herein will mean such publicly traded common stock. If a Reorganization occurs and the outstanding Common Stock is converted into property or securities that are not publicly traded common stock, the Contingent Payments will not be convertible and will be payable in cash only.

                                   ARTICLE II

                                    CLOSING

         2.1 Time and Place. The Closing will occur at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Irvine, California 92614 on the date on which all of the Closing Conditions set forth in Article VIII are satisfied or waived (the "Closing Date"), but in no event later than January 31, 1998.

         2.2     Closing Deliveries.  At the Closing,

                 (a) Buyer will deliver to the Company the following, each of which will be duly executed by the parties thereto, as applicable, and will be in form and substance satisfactory to the Company and its legal counsel:

                          (i)     the Cash Payment by wire transfer of
                 immediately available funds;

                          (ii) an assignment and assumption agreement pursuant to which Buyer will assume the Assumed Liabilities;

                          (iii) an officer's certificate with incumbency and including the charter, the bylaws, applicable resolutions of the Board of Directors and certificates of good standing and tax status in the jurisdiction of its incorporation; and

                          (iv) a certificate dated the Closing Date to the effect that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement have been duly performed in all material respects.

                 (b) Issuer will deliver to the Company the following documents, each of which will be duly executed by the parties thereto and will be in form and substance satisfactory to the Company and its legal counsel:

                          (i) stock certificates evidencing the shares of Common Stock to be issued to the Company on the Closing Date;

                          (ii) an officer's certificate with incumbency and including the charter, the bylaws, applicable resolutions of the Board of Directors and certificates of good standing and tax status in the jurisdiction of its incorporation; and

                          (iii) a certificate dated the Closing Date to the effect that the representations and warranties of Issuer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the covenants and agreements of Issuer to be performed on or before the Closing Date in accordance with this Agreement have been duly performed in all material respects.

                 (c) The Company and the Owners will deliver to Buyer the following documents, each of which will be duly executed by the parties thereto and will be in form and substance reasonably satisfactory to Buyer and its legal counsel:

                          (i) bills of sale and other instruments of assignment, transfer and conveyance and such other documents necessary or desirable to transfer good and marketable title to the Assets to Buyer, free and clear of any Liens other than Permitted Liens (as such capitalized terms are defined in Section 3.4);

                          (ii) an officer's certificate with incumbency and including the articles of organization, the operating agreement, applicable resolutions of the members and certificates of good standing and tax status in those jurisdictions in which the Company does business and is required to be qualified;

                          (iii) an officer's certificate with supporting financial information certifying that the aggregate net book value of the Assets less the aggregate amount of the Assumed Liabilities, as determined on the Closing Date in accordance with generally accepted accounting principles consistent with the Company's past practices, is no less than $2,000,000;

                          (iv) all consents, approvals and authorizations of third parties required to be obtained by the Company or the Owners in order to effect the transfer of the Assets and the Assumed Liabilities and the other transactions contemplated hereby;

                          (v) a certificate dated the Closing Date of the Company and the Owners to the effect that the representations and warranties of the Company and the Owners contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such date, and the covenants and agreements of the Company and the Owners to be performed on or before the Closing Date in accordance with this Agreement have been duly performed in all material respects; and

                          (vi) the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Assets and the Assumed Liabilities requested by either Buyer or its legal counsel.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OWNERS


         The Company and the Owners, jointly and severally, hereby represent and warrant to Buyer and Issuer as follows:

         3.1 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. As used herein, Material Adverse Effect means any change or effect that individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations, Liabilities or prospects of the Company.

         3.2 Authority. The Company and the Owners have all requisite power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by the Company or the Owners hereunder (together with this Agreement, as each may be amended, modified, or supplemented, the "Company Documents"). The execution, delivery and performance by the Company of each Company Document have been duly authorized by all members of the Company and all other necessary action on the part of the Company and the Owners has been taken. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and the Owners (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by the Company and the Owners at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company and the Owners (to the extent each is a party thereto), enforceable against the Company and the Owners in accordance with their respective terms.

         3.3 Books and Records. The Company has made available to Buyer and Issuer true, correct and complete copies of the Company's articles of organization, operating agreement, minute books and member record books.

         3.4 Title to Assets. The Company has good, valid and marketable title to, or holds by valid and existing lease or license, all of the Assets and owns, or holds by valid and existing lease or license, all of the Assets free and clear of any liens, claims, security interests, encumbrances or contingencies of any nature (collectively, "Liens"), other than (a) Liens for current taxes not yet due; (b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties; and (c) Liens securing Assumed Liabilities described in
Schedule 3.4 (the Liens referred to in clauses (a), (b) and (c) are collectively, "Permitted Liens"). The execution and delivery of the Company Documents by the Company and the Owners at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens except for Permitted Liens.

         3.5 Real Estate. Attached as Schedule 3.5 are true, correct and complete copies of all leases relating to the real property used by the Company, including all amendments, modifications and renewals thereof (collectively, the "Leased Real Estate"). With respect to the Leased Real Estate, except as identified in Schedule 3.5, (a) all necessary consents to the assignment of such leases to Buyer have been obtained and each such lease will continue to be binding against the landlord in accordance with its terms following the Closing; (b) no party to any such lease has repudiated any provision thereof; and (c) the Company has not received any notice of breach, default or violation of any such lease. The Company does not own any real property.

         3.6 Accounts Receivable. All accounts receivable of the Company constitute bona fide, valid and binding claims arising in the ordinary course of the Company's business at the aggregate recorded amount thereof out of arms length transactions with third parties unrelated to the Company or any Owner and all of such accounts receivable, net of reserves for doubtful accounts, will be collectible in the ordinary course of business.

         3.7 Inventories. The inventories of the Company do not include any material amounts of items below standard quality, or any material amounts of damaged or spoiled items or items not salable in the ordinary course of the Company's business in excess of the value of the inventories written down or reserved against in the unaudited balance sheet of the Company as of November 30, 1997. The quantities of each type of inventory are consistent with the past practices of the Company and are reasonable and warranted in the present circumstances of the Company. The Company has performed in the ordinary course of its business regular tests in accordance with industry practice to determine whether its products comply in all material respects with all applicable requirements under applicable laws and regulations.

         3.8     Condition and Sufficiency of Assets.  Except as set forth in
Schedule 3.8, the Assets (a) are fit and usable for the purposes for which they are presently being used; (b) are in good operating condition and repair, ordinary wear and tear excepted; (c) to the knowledge of the Company and the Owners, conform with all applicable laws, rules and regulations; (d) except for the Excluded Assets, constitute all of the assets and properties used by the Company in connection with the operation of its business as currently conducted; and (e) except for the Excluded Assets, are sufficient to conduct the business of the Company as currently conducted. The Assets that are of an insurable character are insured against loss or damage to the extent and in the manner customary for companies engaged in similar businesses and operating similar properties.

         3.9 No Violation. Except as set forth on Schedule 3.9, neither the execution or delivery of any of the Company Documents nor the consummation of the transactions contemplated thereby, including without limitation the transfer of the Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, will conflict with or result in the breach of any term or provision of, or violate, or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any provision of the Company's articles of organization or operating agreement, Material Agreement (as defined in Section 3.19), instrument, Permit (as defined in Section 3.18), or to the knowledge of the Company and the Owners, any order, law or regulation to which the Company or any Owner is a party or by which the Company, any Owner or any of the Assets is in any way bound or obligated.

         3.10 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or the Owners in connection with the transactions contemplated by this Agreement, other than the filing of the notification and report form required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         3.11 Financial Statements. Prior to the date hereof, the Company has delivered to Buyer and Issuer (a) true and complete copies of the unaudited balance sheet of the Company as of November 30, 1997 and the related statements of operations and cash flow for the eleven months then ended and the comparable period of the preceding year; (b) true and complete copies of the audited balance sheet of the Company as of September 30, 1997 (the "Latest Balance Sheet") and the related statements of operations and cash flow for the nine months then ended; and (c) true and complete copies of the reviewed balance sheets of the Company as of December 31, 1996 and 1995 and the related statements of operations and cash flow for the twelve months then ended (the financial statements referred to in clauses (a), (b) and (c) are collectively, the "Financial Statements"). Except as described in Schedule 3.11, the Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the interim statements to changes resulting from normal period-end adjustments for recurring accruals (which will not be material individually or in the aggregate) and to the absence of certain footnote disclosure and other presentation items. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

         3.12 Absence of Undisclosed Liabilities. The Company has no material Liabilities except for (a) the Assumed Liabilities; (b) Liabilities reflected in the Latest Balance Sheet; (c) Liabilities arising since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices; and (d) Liabilities disclosed on Schedule 3.12.

         3.13    Absence of Material Adverse Change.  Except as set forth in
Schedule 3.13, since the date of the Latest Balance Sheet there has not been
(a) a Material Adverse Effect; (b) any increase in salary, bonus or other compensation to any officers, employees or agents of the Company, other than annual increases and bonuses made in the ordinary course of business consistent with past practices; (c) any payment (including without limitation any dividend or other distribution, equity repurchase or repayment of indebtedness) to any Owner, any manager, officer or employee of the Company or any relative or affiliate of any of the foregoing, other than the regular payment of compensation to employees of the Company and dividends to the Owners for the payment of taxes on the income of the Company in the ordinary course of business consistent with past practices; (d) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement (as defined in Section 3.19(a)); (e) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Assets with a book or fair market value in excess of $10,000, whether or not covered by insurance; (f) any sale, assignment or transfer of any of the assets of the Company, except for inventory in the ordinary course of business consistent with past practices and other assets with a book or fair market value less than $10,000; (g) any waiver by the Company of any material rights related to the Company's business or operations or any of the Assets or Assumed Liabilities;
(h) any change by the Company in its accounting or tax reporting methods, principles or practices; (i) any other transaction, agreement or commitment entered into by the Company or any Owner affecting the Company's business or operations or any of the Assets or Assumed Liabilities, except in the ordinary course of business consistent with past practices; (j) a loss of any customer or supplier set forth on Schedule 3.23; or (k) any agreement or understanding to do or resulting in any of the foregoing.

         3.14 Taxes. All required federal, state, local and other tax returns, notices and reports (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) relating to or involving transactions with the Company have been accurately prepared and duly and timely filed, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid. No tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Company and the Owners, threatened against the Company or any Owner, in its capacity as such, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Company's or the Owners' tax returns or reports. The Company has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving authorities or authorized depositories. The Company currently is, and has at all times been, duly qualified to be taxed as a partnership or limited liability company, as applicable.

         3.15 Litigation. Except as set forth on Schedule 3.15, there are currently no pending or, to the knowledge of the Company and the Owners, threatened lawsuits, administrative proceedings or reviews, arbitrations, or formal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (each, a "Person") against or relating to the Company or any of its members, employees or agents (in their capacities as such) or any of the Assets or the Assumed Liabilities or to which any of the Assets is subject, which if adversely determined could result in a material Liability. Neither the Company, any Owner nor any of the Assets is subject to or bound by any currently existing judgment, order, writ, injunction or decree.

         3.16 Compliance With Laws. The Company is currently complying in all material respects with and at all times during the last five years has complied in all material respects with, and the Assets and the use, operation and maintenance thereof comply in all material respects with and have at all times complied in all material respects with, and neither the Company nor any of the Assets nor the use, operation or maintenance thereof is in violation or contravention of, any applicable material statute, law, ordinance, decree, order, rule or regulation of any Governmental Body; including without limitation, all material federal, state and local laws relating to occupational health and safety, employment and labor matters.

         3.17    Environmental Matters.

                 (a) Without limiting the generality of the other representations and warranties set forth in this Article III, except as described in Schedule 3.17: (i) the Company is in compliance in all material respects with all applicable Environmental Laws (as defined in Section 3.17(b)), including without limitation by having all Permits (as defined in
Section 3.18) required under any Environmental Laws for the operation of its business; (ii) to the knowledge of the Company and the Owners, none of the real property leased by the Company contains any Hazardous Substance (as defined in Section 3.17(b)) in violation of any applicable Environmental Laws; (iii) the Company has not received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or relating to any of the Assets; (iv) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) to the knowledge of the Company and the Owners, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any real property leased by the Company or as a result of any activity of the Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Company relating to the activities of the Company or any of real property leased by the Company that have not been delivered to Buyer prior to the date hereof; (vii) to the knowledge of the Company and the Owners, there are no underground storage tanks on, in or under any real property leased by the Company, and no underground storage tanks have been closed or removed from any of such properties; (viii) to the knowledge of the Company and the Owners, neither the Company nor any of the Assets is subject to any material Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law; and (ix) no asbestos containing materials on the real property leased by the Company have been disturbed, broken or subject to mechanical abrasion to the extent to cause a release of asbestos fibers as a result of any activity of the Company.

                 (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, permit, license, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking water, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety; or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing. As used herein, "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

         3.18 Permits. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body material to the conduct its business. Each of such material Permits is described on
Schedule 3.18. No loss or expiration of any such Permit is pending or, to the knowledge of the Company and the Owners, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.

         3.19    Material Agreements.

                 (a) Schedule 3.19(a) lists each agreement and arrangement to which (x) the Company is a party or a beneficiary or by which the Company or any of the Assets is bound and (y) that is material to the Company or the Assets, whether written or oral (collectively, the "Material Agreements"), including without limitation (i) any supply, distribution or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of the Assets with an aggregate purchase price in excess of $25,000; (ii) any warranty agreements or arrangements under which the Company has any Liability in excess of $25,000; (iii) any leases with a term of one year or more or pursuant to which the Company is entitled to or obligated to pay in excess of $25,000; (iv) any capital or operating leases or conditional sales agreements relating to vehicles or equipment; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party with an aggregate purchase price in excess of $25,000; (vi) insurance policies; (vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $25,000 for which the Company has any Liability, (ix) any agreement with or for the benefit of any member, manager, officer or employee of the Company, or any affiliate or family member thereof; and (x) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $25,000.

                 (b) The Company has performed all of its obligations under each Material Agreement, and to the knowledge of the Company and the Owners, there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Agreement.

                 (c) Each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its respective terms.
There has been no termination or threatened termination or notice of default under any Material Agreement. The Company has delivered to Buyer a copy of each written Material Agreement and a written summary of all material terms of each oral Material Agreement.

                 (d) Except as set forth in Schedule 3.19(d), no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company and Buyer under or to prevent any disadvantage to the Company or Buyer in respect of any Material Agreement. All consents set forth on Schedule 3.19(d) will be obtained prior to the Closing Date.

         3.20 Intellectual Property Rights. Set forth on Schedule 3.20 is a complete list of all registered patents, trademarks, service marks, trade names, copyrights, material and manufacturing specifications, drawings and designs included in the Assets or necessary in connection with the operation of the Company's business (collectively, the "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor any Owner is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the knowledge of the Company and the Owners, no other Person is infringing on the rights of the Company in any of its Intellectual Property.

         3.21 Members and Creditors. Set forth in Schedule 3.21 is a complete list of each Person that owns any direct or indirect equity or debt interest (other than accounts payable incurred in the ordinary course of the Company's business) in the Company (including, without limitation, options or warrants to purchase membership interests and any indebtedness for borrowed money, whether or not evidenced by a note or other written instrument) and a description of each such equity or debt interest.

         3.22 Subsidiaries and Investments. Except as set forth on Schedule 3.22, the Company does not own any direct or indirect equity or debt interest in any other Person and is not obligated or committed to acquire any such interest.

         3.23 Principal Customers and Suppliers; Competing Interests. Set forth in Schedule 3.23(a) are (a) a list of the ten largest customers of the Company by dollar volume (with the amount of revenues attributable to each such customer) for the 1997 fiscal year to date ended November 30, 1997, and (b) a list of the ten largest suppliers of the Company by dollar volume (with the amount of payments attributable to each such supplier) for the fiscal year ended December 31, 1996 and the 1997 fiscal year to date ended December 17, 1997. Except as described in Schedule 3.23(b), none of the Company, the Owners or any manager, officer, relative or affiliate of any of the foregoing owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

         3.24 Employee Matters. Set forth on Schedule 3.24 is a complete list of all employees of the Company (other than clerical), including date of employment, current title and compensation. The Company is in compliance in all material respects with all applicable laws and regulations regarding employment, wages, hours, equal opportunity, collective bargaining, unfair labor practices and payment of Social Security and other taxes, and no complaint alleging any violation of such laws or regulations by the Company has been filed or, to the knowledge of the Company and the Owners, threatened to be filed with or by any Governmental Body. The Company has not experienced, and neither the Company nor any Owner knows or has reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of its business, including without limitation, any such stoppage, slow down or interference as a result of any announcement of or the consummation of the transactions contemplated hereby.

         3.25    Employee Benefit Plans.

                 (a) Schedule 3.25(a) lists all compensation and benefit plans, contracts and arrangements maintained by or contributed to by the Company (including, without limitation, all pension, profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay, stock option, stock bonus, and parachute or special termination payments (including any Section 280G payments) and medical, dental, disability, Section 125 cafeteria and life insurance plans, contracts and arrangements) in which any employees of the Company or their respective dependents participate or have participated, or with respect to which the Company may have any Liability (collectively, the "Employee Benefit Plans").

                 (b) All Employee Benefit Plans in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made.

                 (c) With respect to any Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a "Pension Plan"), a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to any Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of any such plan. The Company does not provide or contribute to nor is required to maintain or contribute to a Pension Plan subject to Title IV of ERISA. Except as set forth in Schedule 3.25(c), no Employee Benefit Plan is an "employee pension benefit plan" as defined in Section 3(2) of ERISA. The Company has performed all material obligations required to be performed by it under, and is not in default under or in violation of, the terms of any of the Employee Benefit Plans in any material respect. To the knowledge of the Company and the Owners, neither the Company nor any other "disqualified person" (as defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code), which could subject any Employee Benefit Plan (or the related trust), the Company or any officer, manager or employee of the Company to a tax or penalty imposed under Section 4975 of the Code.

                 (d) Except as otherwise set forth in Schedule 3.25(d), the Company is not required to contribute to, or during the six year period ending on the Closing Date will not have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA, and the Company is not subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement.

                 (e) Except as otherwise set forth in Schedule 3.25(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Employee Benefit Plan or any collective bargaining agreement or otherwise, (ii) increase any compensation or benefits otherwise payable under any such Employee Benefit Plan or collective bargaining agreement, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

                 (f) With respect to each of the Employee Benefit Plans, the Company has furnished to Buyer true and correct copies of (i) the plan documents and summary plan description; (ii) the most recent IRS determination letter and any Form 5500 filed; (iii) the last three annual reports; (iv) all related trust agreements, insurance contracts, or funding agreements; and (v) all other documents, records or other plan-related material reasonably requested by Buyer.

         3.26 No Misrepresentations. The representations, warranties and statements made by the Company and the Owners in or pursuant to this Agreement (including the Schedules hereto) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

         3.27 Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto will use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND ISSUER


         Buyer and Issuer each represent and warrant to the Company and the Owners as follows:

         4.1     Organization.   Buyer and Issuer are corporations duly
organized, validly existing and in good standing under the laws of Texas.

         4.2 Authority. Each of Buyer and Issuer have all requisite power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by it hereunder (together with this Agreement, as each may be amended, modified or supplemented, the "Buyer Documents"). The execution, delivery and performance by Buyer and Issuer of each Buyer Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer and Issuer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer and Issuer (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by Buyer and Issuer (to the extent each is a party thereto) at the Closing, each of the other Buyer

Documents will be, a legal, valid and binding agreement of Buyer and Issuer (to the extent each is a party thereto), enforceable against Buyer and Issuer in accordance with their respective terms.

         4.3 No Violation. The execution, delivery and performance of this Agreement by Buyer and Issuer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision, bylaw, agreement, instrument, order, law or regulation to which Buyer or Issuer is a party or by which Buyer or Issuer is in any way bound or obligated, other than the credit agreement of Issuer with Bank of America of Texas, N.A. in effect on the date hereof (the "Credit Agreement").

         4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Issuer in connection with the transactions contemplated by this Agreement, other than
(a) Buyer's obtaining a license under the Perishable Agricultural Commodities Act, (b) the filing of the notification and report form required by the HSR Act and (c) the filing of registration statements with the Securities and Exchange Commission (the "SEC") as contemplated by Section 11.3.

         4.5 SEC Filings. Issuer has delivered to the Company and the Owners true and complete copies (excluding exhibits) of the following documents, in each case as filed with the SEC: (a) Issuer's Annual Report on Form 10-K for its 1996 fiscal year; (b) Issuer's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997; and (c) Issuer's Proxy Statement for its Annual Meeting of Shareholders held in 1997 (collectively, the "SEC Filings"). The SEC Filings when made did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any statement contained therein, under the circumstances in which it was made, not misleading. Except as otherwise disclosed in writing to the Company and the Owners, since September 26, 1997 there has been no change or effect that individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations, liabilities or prospects of Buyer or Issuer.

         4.6 No Misrepresentations. The representations, warranties and statements made by Buyer and Issuer in or pursuant to this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE V

                    COVENANTS OF THE COMPANY AND THE OWNERS


         5.1 Conduct of Business Prior to Closing. Prior to the Closing Date, the Company will, and the Owners will cause the Company to, (a) operate only in the ordinary course of business consistent with past practices and use its best efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, distributors, Governmental Bodies and others having business dealings with the Company; (b) not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any Material Agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for the Company to carry on its business; and (d) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices.

         5.2 Access and Information. The Company and the Owners will permit Buyer, Issuer and their representatives to have reasonable access to the Company's officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Assets during normal business hours and will furnish to Buyer and Issuer, at the cost and expense of Buyer or Issuer, such information, financial records and other documents relating to the Company and its operations and business as Buyer and Issuer may reasonably request. The Company and the Owners will permit Buyer and Issuer and their representatives reasonable access to the Company's accountants, auditors, customers, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Buyer and Issuer and upon reasonable request, will use their respective best efforts to cause such Persons to cooperate with Buyer and Issuer and their representatives in such consultation and in verifying such information.

         5.3 Repair and Casualty. Prior to the Closing Date, the Company will make all normal and customary repairs to the Assets. If any loss, damage, destruction, theft or other casualty affecting any of the Assets occurs other than normal wear and tear, the Company will promptly advise Buyer and Issuer thereof and will commence and diligently pursue the repair or replacement of such Assets with similar assets of like quality. If such repair or replacement of any Assets with an aggregate fair market value equal to or in excess of $10,000 is not completed prior to the Closing Date, Buyer may elect either to terminate this Agreement or to proceed with the Closing. If Buyer elects to proceed with the Closing or if other Assets with an aggregate fair market value below $10,000 are not repaired or replaced, then, notwithstanding any contrary provisions of this Agreement, the Cash Payment will be reduced by the full cost of replacing any such Assets with similar assets of like quality as determined by Buyer in good faith, and the Company will be entitled to retain the Assets affected by such casualty and any insurance proceeds or other claims in respect thereof.

         5.4 WARN Act. Subject to Buyer's obligations in Section 6.4, the Company will have full responsibility for providing any notice to its employees and appropriate government officials which may be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law with respect to any employees terminated by the Company prior to or on the Closing Date. The Company will bear any Liability which may accrue to such employees or any unit of local government under such Act or any similar state law as a result of improper or untimely notice.

         5.5 Supplemental Disclosure. From time to time prior to the Closing, the Company and the Owners will promptly supplement or amend each of the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or listed in the Schedules hereto or which is necessary to complete or correct any information in the Schedules; provided, that, for purposes of determining the satisfaction of the conditions set forth in Section 8.1, no such supplement or amendment will be given effect.

         5.6 Further Assurances. At or promptly after the Closing, and without further consideration, the Company and the Owners will execute and deliver to Buyer and Issuer such further instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer to Buyer any of the Assets or the Assumed Agreements, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto.

         5.7 Name Change. From and after the Closing, neither the Company nor any of its affiliates will employ the term "Francisco Distributing" or a confusingly similar term in its business, and within five business days of the Closing the Company will amend all necessary documents and make any necessary filings to change its name to a name bearing no similarity to "Francisco Distributing Company, LLC," including, without limitation, an amendment to the Company's articles of organization.

         5.8 Guaranty of Accounts Receivable. If any accounts receivable constituting Assets are not collected by Buyer within ninety days after the Closing Date in the ordinary course of business, without resort to third-party collection efforts or litigation, then the Company and the Owners, jointly and severally, will purchase such accounts receivable from Buyer for cash at a purchase price equal to the difference of (a) the face amount thereof, less (b) any portion previously collected by Buyer, less (c) the aggregate amount reserved for uncollectible accounts on the Closing Date. The amount reserved for uncollectible accounts on the Closing Date shall be calculated in accordance with the same practice and procedures used to calculate such reserve amount on the Latest Balance Sheet.

         5.9 Information for Filings. Upon prior written request and at the expense of Buyer and Issuer, the Owners and the Company will furnish Buyer and Issuer with all information concerning the Company as is required for inclusion in any application or filing made by Buyer or Issuer to the SEC or any other Governmental Body in connection with the transactions contemplated by this Agreement.

         5.10 Nondisclosure. The Company and the Owners acknowledge and agree that all customer, prospect and marketing lists, sales data, Intellectual Property, proprietary information and trade secrets of the Company (collectively, the "Confidential Information") are valuable, special and unique assets constituting part of the Assets and, following the Closing, will be owned exclusively by Buyer. Prior to and after the Closing, the Company and each Owner agree to treat the Confidential Information as confidential and not to disclose any Confidential Information to any Person or make use of any Confidential Information for its own purposes or for the benefit of any other Person (other than Buyer or Issuer), except to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement).

                                   ARTICLE VI

                         COVENANTS OF BUYER AND ISSUER


         6.1 Conduct of Business After Closing. During the two fiscal years of Buyer after the Closing, without the prior written consent of the Owners, Buyer will not, and Issuer will cause Buyer not to, make any acquisitions or investments out of the ordinary course of business inconsistent with the Company's past practice.

         6.2 Year End Balance Sheet. Promptly after receipt, Buyer will deliver to the Company a true and complete copy of the Year End Balance Sheet which will be prepared in accordance with generally accepted accounting principles consistent with the Company's past practice.

         6.3 Issuance of Shares. On the date that all or any portion of a Contingent Payment is converted into shares of Common Stock, the Company will be deemed for all purposes to be a holder of such shares of Common Stock issuable to the Company. Promptly after the conversion date Issuer will deliver to the Company the stock certificates evidencing the shares of Common Stock issued to the Company on such date.

         6.4 Employment. Effective as of the Closing Date, Buyer shall offer employment to the employees of the Company at the same or higher salary or wage rates and with medical insurance and other benefits that are in the aggregate, comparable to (except as otherwise provided for in any employment agreements between any such employees and Buyer), those provided by the Company to such employees as of the date of this Agreement. Neither Buyer nor Issuer shall be liable for any severance payments asserted against the Company, Buyer or Issuer by, or other liability, including, without limitation, any liability with respect to health care continuation coverage under COBRA, or obligation to, any employees or former employees of the Company who do not accept such offers of employment from Buyer.

         6.5 Payment of Certain Liabilities. Within three business days of the Closing Date, Buyer or Issuer will pay in full the Assumed Liabilities owing to National Bank of Southern California specifically identified on
Schedule 1.3(c).

                                  ARTICLE VII

                                MUTUAL COVENANTS


         7.1 Fulfillment of Conditions. Each of the parties hereto agree not to take any action that would cause the conditions on the obligations of the parties hereto to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by such party herein not to be true and correct as of the Closing. Each of the parties hereto will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the other parties' obligations to consummate the transactions contemplated hereby that are dependent on the actions of such party.

         7.2 Publicity. Issuer will obtain the prior consent of the Company (which consent will not be unreasonably withheld or delayed) before issuing, or permitting any agent or affiliate to issue, any press release or otherwise making, or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby. The Company and the Owners will obtain the prior consent of Issuer (which consent will not be unreasonably withheld or delayed) before issuing, or permitting any agent or affiliate to issue, any press releases or otherwise making, or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

         7.3 Transaction Costs. The Owners and the Company will pay all attorneys', accountants', finders', brokers', financial advisors' investment banking and other fees, costs and expenses incurred by the Company or the Owners in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. Buyer and Issuer will pay all attorneys', accountants', finders', brokers', financial advisors' investment banking and other fees, costs and expenses incurred by Buyer or Issuer in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer and Issuer, on the one hand, and the Company and the Owners, on the other hand, each agree to pay fifty percent of the filing fee required by the HSR Act and all sales, use, transfer, excise or other taxes arising out of the sale of the Assets. The parties hereto will promptly pay such fees and taxes after written notice thereof. All sales, use, excise, transfer or other taxes payable as a result of transferring the Assets to Buyer at the Closing are described in Schedule 7.3.

         7.4 Allocation of Purchase Price. Buyer and the Company agree that the Purchase Price will be allocated among the Assets in accordance with
Schedule 7.4, and such allocation of the Purchase Price will be used, reported and implemented by both the Company and Buyer for federal, state, local and other tax purposes.

         7.5 Confidentiality. Prior to the Closing, each of the parties to this Agreement agrees to use all reasonable efforts to keep confidential any information from time to time supplied to it by or on behalf of any of the other parties hereto; provided, however, that the foregoing shall not apply:
(a) to any information already known to such party receiving the information at the time of the receipt thereof, other than any such information which is already known by virtue of any breach by any third party of any confidentiality obligation; (b) to any information which is or becomes publicly available (other than as a result of a breach of this Agreement); (c) to the extent the receiving party is required to disclose the information in question pursuant to applicable laws and regulations or by any subpoena or similar legal process; or
(d) to the extent that the receiving party needs to disclose the information in question for the protection or enforcement of any of its rights or interests against the other parties hereto, whether under this Agreement or otherwise.

                                  ARTICLE VIII

                               CLOSING CONDITIONS


         8.1 Conditions to Obligations of Buyer and Issuer. The obligations of Buyer and Issuer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer and Issuer in writing; provided, however, such waiver will not waive or diminish Buyer's or Issuer's right for indemnification pursuant to Section 9.2, unless so stated:

                 (a) All representations and warranties of the Company and the Owners contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

                 (b) The Company and the Owners have performed and complied in all material respects with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including without limitation the delivery of all the documents specified in Section 2.2(c).

                 (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against any Owner, the Company, Buyer or Issuer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

                 (d) All necessary company, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained or given, as applicable, on terms reasonably satisfactory to Buyer and Issuer.

                 (e) All necessary consents, approvals or authorizations from Bank of America of Texas, N.A. required to consummate the transactions contemplated hereby without violating the Credit Agreement have been obtained on terms satisfactory to Buyer and Issuer.

                 (f) All applicable waiting periods under the HSR Act will have expired or been terminated.

                 (g) Buyer, Issuer and Cancellieri have executed and delivered an Employment Agreement substantially in the form of Exhibit A.

                 (h) Buyer, Issuer and Vargas have executed and delivered an Employment Agreement substantially in the form of Exhibit B.

                 (i) Issuer and Buyer will have received a legal opinion from counsel to the Company and the Owners substantially in the form of Exhibit C.

         8.2 Conditions to Obligations of the Company and the Owners. The obligations of the Company and the Owners under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company and the Owners in writing; provided, however, such waiver will not waive or diminish the Company's or the Owners' right for indemnification pursuant to Section 9.3 unless so stated:

                 (a) All representations and warranties of Buyer and Issuer contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

                 (b) Buyer and Issuer have performed and complied in all material respects with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including without limitation the delivery of the documents specified in Sections 2.2(a) and (b).

                 (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against any Owner, the Company, Buyer or Issuer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

                 (d) All necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained or given, as applicable, on terms reasonably satisfactory to the Company and the Owners.

                 (e) All necessary consents, approvals or authorizations from Bank of America of Texas, N.A. required to consummate the transactions contemplated hereby without violating the Credit Agreement have been obtained.

                 (f) All applicable waiting periods under the HSR Act will have expired or been terminated.

                 (g) The Company will have received a legal opinion from counsel to Buyer and Issuer substantially in the form of Exhibit D.

                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION


         9.1 Survival of Representations and Warranties. Notwithstanding any investigation by the parties hereto, the representations and warranties contained in this Agreement will survive the Closing for two years after the Closing Date; provided, however, that the representations and warranties of the Company and the Owners set forth in (a) Section 3.14 will survive until the expiration of the applicable period of limitation; (b) Sections 3.17 and 3.25 will survive until four years after the Closing Date; and (c) Section 3.4 will survive indefinitely after the Closing. If written notice of a Claim (as defined in Section 9.2) has been given prior to the expiration of the applicable representations and warranties, then such representations and warranties will survive as to such Claim until such Claim has been finally resolved.

         9.2 Indemnification of Buyer and Issuer. The Company and each Owner will jointly and severally indemnify and hold Buyer, Issuer and their respective directors, officers, shareholders, employees and agents harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Claims") that any such Person may suffer or incur as a result of or relating to:

                 (a) the breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations or warranties made by the Company or any Owner in this Agreement or in the other Company Documents;

                 (b) the breach or inaccuracy, or any allegation by a third party that if true, would constitute a breach or inaccuracy, of any covenant or agreement made by the Company or any Owner in this Agreement or in the other Company Documents; or

                 (c) any Liabilities of the Company or any Owner other than the Assumed Liabilities.

         9.3 Indemnification of the Company and the Owners. Buyer and Issuer will, jointly and severally, indemnify and hold the Company and each Owner and their respective officers, employees and agents harmless from any and all Claims that any such Person may suffer or incur as a result of or relating to:

                 (a) the breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations or warranties made by Buyer or Issuer in this Agreement;

                 (b) the breach or inaccuracy, or any allegation by a third party that if true, would constitute a breach or inaccuracy, of any covenant or agreement made by Buyer or Issuer in this Agreement; or

                 (c)      the Assumed Liabilities.

         9.4 Limitations on Indemnification. Notwithstanding any contrary provisions of Section 9.2, the Company and the Owners will not be obligated to indemnify Buyer or Issuer with respect to any Claim unless the aggregate amount of such Claims exceeds $75,000 and in such event, the Company and the Owners will only be obligated for the amount in excess of $75,000, and the Company and the Owners will not be obligated to indemnify Buyer or Issuer with respect to any Claims, the aggregate amount of which exceeds $7,500,000.

         9.5 Right of Setoff. The Company and the Owners hereby agree that with respect to any Claim for indemnification under this Article IX or any other breach of contract claim under this Agreement or any other Company Document, Buyer and Issuer are hereby authorized to setoff and apply any and all indemnifiable Claims owing to Buyer or Issuer against the obligations, if any, owing to the Company under the Contingent Payments. Such setoff is not the sole and exclusive remedy of Buyer or Issuer.

         9.6 Exclusivity of Indemnification. The parties hereto agree that the indemnification provisions of this Article IX will be the exclusive remedy for Claims any party may have for misrepresentation, breach of warranty or breach of covenant or agreement (except for such Claims arising under Section 5.8, Article X or Article XI or as a result of fraud or other intentional misconduct) and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation; provided, however, that the foregoing shall not limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an indemnified party in connection with a breach of any covenant or agreement contained herein.

                                   ARTICLE X

                            NONCOMPETITION AGREEMENT


         10.1 Noncompetition. The Company and the Owners hereby agree that during the Noncompetition Period (as hereinafter defined) applicable to such Person, none of the Company, the Owners or any Affiliate (as hereinafter defined) of the Company or any such Owner will, directly or indirectly, on its own behalf or as an employee or other agent of or an investor in another
Person:

                 (a) engage in the business of selling, distributing or otherwise transporting fresh produce (collectively, the "Business") in any geographic area where the Company has historically engaged in the Business (the "Territory");

                 (b) influence or attempt to influence any customer or supplier of Buyer or Issuer that is located, purchases or sells in the Territory, as applicable, to purchase goods or services related to the Business from any Person other than Buyer or Issuer; or

                 (c) employ or attempt to employ any individuals who are then or have been during the preceding nine months employees of Buyer or Issuer or influence or seek to influence any such employees to leave Buyer's or Issuer's employment;

provided, however, that nothing herein shall preclude any Person from (x) making an investment in Issuer or any other entity which may engage in the Business so long as such investment interest in such other entity does not exceed five percent of the outstanding voting securities of such entity, or (y) investing and participating in the operation and affairs of PIC International, LLC, which is engaged solely in the business of importing and exporting fresh produce or (z) investing and participating in growing ventures so long as Buyer or Issuer is offered the first opportunity to sell the fresh produce of such growing ventures; provided, that, such investment and/or participation does not require such Person making the investment and/or participation to provide material services with respect to the operation and affairs of such other entity and such investment and/or participation does not interfere with the performance of any such Person's duties to either Issuer or Buyer as an employee, if applicable.

         If any provision of this Section 10.1 should be found by any court of competent jurisdiction to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision will nevertheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable by such court. Any violation of the provisions of this Section
10.1 shall automatically toll and suspend the Noncompetition Period for the duration of such violation.

         As used herein, "Noncompetition Period" means, (i) with respect to the Company and Cancellieri, the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date and (ii) with respect to Vargas, the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, and "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

         10.2 Agreement and Acknowledgment. Each Owner and the Company acknowledges that its obligations under Section 10.1 are a material inducement and condition to Buyer's and Issuer's entering into this Agreement, purchasing the Assets, assuming the Assumed Liabilities and performing the other transactions contemplated hereby. Each Owner and the Company acknowledges and agrees that the restrictions set forth in Section 10.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Buyer and Issuer, and each Owner and the Company agree that Buyer and Issuer are justified in believing the foregoing.

         10.3    Specific Performance.  In the event of a violation of this
Article X, Buyer and Issuer will be entitled to seek injunctive relief against the Company or such Person in addition to any other legal or equitable remedies that may be available.

                                   ARTICLE XI

                        AGREEMENT TO REGISTER THE SHARES


         11.1 Exemption. The Company and the Owners acknowledge that the shares of Common Stock issuable to the Company on the Closing Date and the shares of Common Stock issuable to the Company upon conversion of the Contingent Payments (collectively, the "Shares") have not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         11.2 Investment Intent and Access. The Company and the Owners hereby represent and warrant that (a) the Shares will be acquired for investment for their accounts, not as nominees or agents, and not with a view to the resale or distribution of any part thereof in a manner which would violate the registration provisions of the Securities Act or any applicable state securities laws, (b) the

Company and the Owners have received the SEC Filings from Issuer, and (c) the Company and the Owners have had sufficient access to Issuer and its officers to ask questions related to the SEC Filings and Issuer's business and operations and to review such information, financial records and other documents relating to the SEC Filings and the Issuer's operations and business as the Company or the Owners have requested.

         11.3 Registration. Issuer will register the Shares issuable at the Closing for resale under the Securities Act on a shelf registration statement on Form S-3 as promptly as practicable after receipt of the audited financial statements of Seller that are required for such registration statement. After the conversion of any Contingent Payment into Shares, the Company may request that Issuer register such Shares pursuant to a shelf registration statement on Form S-3 (the proposed registration statements are collectively, the "Registration Statements"). Issuer may defer the filing (but not the preparation) of a Registration Statement for a period of up to 120 days if at the time Issuer or any of its subsidiaries is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of Issuer determines in good faith that such disclosure would be materially detrimental to Issuer and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities. Except as otherwise disclosed in writing to the Owners, Issuer does not intend to be engaged in any such confidential negotiations or other confidential business activities on the Closing Date. A deferral of the filing of a Registration Statement will be lifted, and the Registration Statement shall be filed forthwith, if the negotiations or other activities are disclosed or terminated. In order to defer the filing of a Registration Statement, Issuer will promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to the Company and the Owners a certificate signed by an executive officer of Issuer setting forth a statement of the reason for such deferral and an approximation of the anticipated delay, which information the Company shall treat as confidential. Within 20 days after receiving such certificate, the Company may withdraw such request by giving notice to Issuer.

         11.4 Best Efforts. Issuer will use its reasonable best efforts to cause the Registration Statements to be become effective as promptly after filing as is practicable, and will use its reasonable best efforts to keep such Registration Statements current after it becomes effective. Issuer may include shares of other shareholders having registration rights in the Registration Statements.

         11.5 Orderly Dispositions. The Company or the Owners will provide Issuer with written notice at least three business days prior to any proposed sale of Shares and, at Issuer's request, will delay such sale for up to 45 days if necessary to insure that the disclosure in the Registration Statements is current. If the Company and the Owners desire during any consecutive three month period to collectively sell more than 25% of the aggregate number of Shares issued pursuant to this Agreement (as determined at the date of such proposed sale), the Company or the Owners will provide Issuer with reasonable written notice prior to such proposed sale setting forth the amount of Shares to be sold and method of sale, and will cooperate with Issuer to sell such Shares in a manner consistent with maintaining an orderly market for the Common Stock.

         11.6 Cooperation and Expenses. The Company and the Owners will cooperate with Issuer in the preparation and filing of the Registration Statements and any amendments thereto. Issuer will pay all costs and expenses incidental to preparing and filing the Registration Statements and any amendments and supplements thereto, except that the Company and the Owners will pay (a) underwriting discounts or selling commissions respecting sales of such Shares, (b) all applicable stock transfer taxes relating to any Shares transferred, and (c) all fees and expenses of their counsel, if any.

         11.7 Indemnification. Issuer, the Company and the Owners selling Shares under the Registration Statements agree, severally and jointly, that it or they will indemnify and hold harmless the other parties and any underwriter (as defined in the Securities Act), if any, against any losses, claims, damages or liabilities, joint or several, to which it or the other parties may become subject, whether under the Securities Act or otherwise, insofar as such are caused by an untrue statement or alleged untrue statement of any material fact contained in a Registration Statement filed pursuant to Section 11.3, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, to the extent that the inclusion or omission was with respect to data relating to Issuer, for which Issuer will be responsible, or the Company or the Owners or its or their stock holdings or manner of sale, for which the Company or the Owners will be responsible, as the case may be.

                                  ARTICLE XII

                                 MISCELLANEOUS


         12.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing Date by mutual written consent of Buyer and Issuer, on the one hand, and the Company and the Owners, on the other hand; or (b) by Buyer and Issuer, on the one hand, and the Company and the Owners, on the other hand, if a condition to its performance hereunder has not been satisfied or waived prior to January 31, 1998. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

         12.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 12.2):

                 If to Buyer or Issuer:

                          Francisco Acquisition Corp.
                          Fresh America Corp.
                          6600 LBJ Freeway, Suite 180
                          Dallas, Texas 75240
                          Facsimile:  (972) 774-0515
                          Attention:  David I. Sheinfeld
                 with a copy to:

                          Hughes & Luce, L.L.P.
                          1717 Main Street, Suite 2800
                          Dallas, Texas  75201
                          Facsimile:  (214) 939-6100
                          Attention:  Alan J. Bogdanow

                 If to the Company or the Owners:

                          Francisco Distributing Company, LLC
                          12840 Leyva Street
                          Norwalk, California  90650
                          Facsimile:  (562) 921-8706
                          Attention:  Jack Cancellieri

                 with a copy to:

                          Gibson, Dunn & Crutcher
                          4 Park Plaza
                          Irvine, California  92614
                          Facsimile:  (714) 475-4648
                          Attention:  Tom Magill

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

         12.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith. A party will be considered the prevailing party if (a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or arbitration award or the losing party's voluntary action before arbitration, trial, or judgment, (b) the other party withdraws its action without substantially obtaining the relief it sought, or (c) such party did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

         12.4 No Brokers. Except for the Company's agreement with National Business Brokers, each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees that it will indemnify and hold harmless the other parties hereto against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         12.5 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

         12.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, any Owner, Buyer or Issuer, without the prior written consent of the other parties; except that Buyer may assign its rights and obligations under this Agreement to Issuer or any entity controlled by Issuer. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation employees of the Company) other than the parties hereto.

         12.7 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         12.8 Knowledge. Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such person's knowledge" or "known to such person" it is intended by the parties that the information to be attributed to such person is information actually or constructively known to (a) the person in the case of an individual or (b) in the case of a corporation or other entity an officer or members of senior management as a result of his/or her employment by the employer. The person has constructive knowledge of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter.

         12.9 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         12.10   Arbitration.

                 (a) To the extent that the parties hereto are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the United States Code (the Federal Arbitration Act) and the Commercial Arbitration Rules of the America Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party hereto may initiate arbitration by sending written notice of its intention to arbitrate to the other parties hereto and to the AAA office located in Dallas, Texas. Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator acceptable to all parties hereto. In the event that the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by Section 13 of the Commercial Arbitration Rules of the AAA. The decision of the arbitrator will be final and binding on the parties hereto and their successors and assignees. The parties hereto intend that this agreement to arbitrate be irrevocable.

                 (b) Notwithstanding the foregoing, in advance of the institution of any arbitration proceeding, but in aid thereof, an application may be filed for order or orders to be entered by any court of competent jurisdiction (i) invoking the jurisdiction of the court over the controversy in rem, by attachment, garnishment, sequestration, or (ii) seeking to restrain or enjoin the destruction of the subject matter of the controversy or any essential part thereof, or the destruction or alteration of books, records, documents, or evidence needed for the arbitration proceeding. No such judicial proceeding by a party shall be deemed a waiver of the party's right to arbitrate.





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                                       44

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   BUYER:

                                   FRANCISCO ACQUISITION CORP.


                                   /s/ DAVID I. SHEINFELD
                                   ---------------------------------------------
                                   David I. Sheinfeld,
                                   Chairman of the Board


                                   ISSUER:

                                   FRESH AMERICA CORP.


                                   /s/ DAVID I. SHEINFELD
                                   ---------------------------------------------
                                   David I. Sheinfeld,
                                   Chairman of the Board, Chief Executive
                                   Officer and Secretary


                                   COMPANY:

                                   FRANCISCO DISTRIBUTING COMPANY, LLC


                                   /s/ JACK CANCELLIERI
                                   ---------------------------------------------
                                   Jack Cancellieri,
                                   Managing Member


                                   OWNERS:

                                   F.J.V., INC.


                                   /s/ FERNANDO VARGAS
                                   ---------------------------------------------
                                   Fernando Vargas,
                                   President


                                   /s/ JACK CANCELLIERI
                                   ---------------------------------------------
                                   Jack Cancellieri


                                   /s/ FERNANDO VARGAS
                                   ---------------------------------------------
                                   Fernando Vargas



                                      45